Exhibit 21.1

XTI AEROSPACE, INC.

List of Subsidiaries

Name of Subsidiary	State of Jurisdiction of Incorporation	Fictitious Name (if any)

Inpixon Holding (UK) Limited	United Kingdom	None

Inpixon GmbH	Germany	None

IntraNav GmbH	Germany	None

XTI Aircraft Company	Delaware	None